Exhibit 99.1

NEWS
RELEASE

Global Power • 400 E Las Colinas Blvd., Suite 400 • Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Provides Update on
Restatement Process and Financial Position

IRVING, Texas, September 28, 2016 — Global Power Equipment Group Inc. (OTC: GLPW) (“Global Power” or the “Company”) today provided an update on the timing of when it expects to file its financial statements as well as its liquidity initiatives and financial position. It also announced expected goodwill and trade name impairments and valuation allowance on deferred tax assets.

Financial Restatement Process and 2016 Financial Statements

The Company noted that it is in the process of completing ongoing restatement activities. This involves the finalization of cost of goods sold restatement entries, the determination of goodwill and trade name impairments, resulting adjustments to tax provisions and the valuation allowance on deferred tax assets as well as the audit.  Given the time required to finalize these efforts, the Company’s best estimate, at this point in time, is that it expects to become current with its Securities and Exchange Commission reporting obligations no later than December 31, 2016. Becoming current includes the filing of an Annual Report on Form 10-K for 2015 (with audited restated consolidated financial statements and related information for 2014 and 2013 and unaudited restated selected financial data for 2012 and 2011) and three 2016 Quarterly Reports on Form 10-Q.  The Company intends to provide a further update on the anticipated timing of these filings no later than October 31, 2016.

Liquidity Initiatives and Financial Position

While continuing to work with its current lenders, Global Power has retained a global investment bank to identify new debt financing alternatives.  Throughout the restatement process, Global Power and its lenders have engaged in regular and constructive dialogue regarding its February 21, 2012 credit agreement. The Company has entered into several amendments and limited waivers with the lenders, which were described in Current Reports on Form 8-K, each as previously filed with the Securities and Exchange Commission. To date, the lenders have reached accommodations with Global Power, and Global Power expects to continue the ongoing dialogue with a view to addressing existing defaults and finalizing the restatement under arrangements acceptable to all parties. In addition, the Company’s other liquidity initiatives, including the marketing processes for the sale of the Braden Mexico facility and the sale-leasebacks regarding the Company’s other owned manufacturing facilities, are progressing.  The incremental cash gained from these efforts will be used to reduce debt. Currently, the Company’s total debt is approximately $61 million, and cash and equivalents (including restricted cash) are approximately $13 million.

Expected Non-cash Goodwill and Trade Name Impairments and Valuation Allowance on Deferred Tax Assets

During 2015, Global Power’s stock traded at a market price that was lower than its book value for a prolonged period.  As a result of this and other factors, the Company performed intangible

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asset impairment tests and currently expects to record a non-cash charge in the range of $50 million to $60 million for the impairment of goodwill and trade names. The Company also expects to record a non-cash valuation allowance as of December 31, 2014, recognizing a reserve on the value of deferred tax assets recorded in 2014 and prior years in the range of $35 million to $45 million. Accordingly, substantially all U.S. deferred tax assets recorded during the year ended December 31, 2015 are also expected to be reserved.

About Global Power
Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. The Products segment includes two primary product categories: Mechanical Solutions (formerly Auxiliary Products) designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines while Electrical Solutions provides custom-configured electrical houses and generator enclosures for a variety of industries. The Services segment provides lifecycle maintenance, repair, on-site specialty support, outage management, construction and fabrication services for the power generation, industrial, chemical/petrochemical processing, and oil and gas industries. The Company provides information at its website: www.globalpower.com.

Forward-looking Statement Disclaimer
This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the timing and the Company’s ability to file the restated financial information and 2016 quarterly reports, regain SEC reporting compliance, identify new sources of debt financing, and related matters. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that had previously been provided by Global Power, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy.

In addition, more information may arise during the course of the Company’s previously-announced ongoing accounting review of its previously issued financial statements that would require the Company to make additional adjustments or revisions or to restate further such financial statements. The time required to complete the financial statements and accounting review may cause our results to differ materially from those described in the forward-looking statements. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of our Annual Report on Form 10-K filed with the SEC on March 9, 2015 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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